EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
First Northern Community Bancorp and Subsidiary

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-37874 and No. 333-136977) of First Northern Community Bancorp of our report dated March 10, 2016 relating to the consolidated financial statements of First Northern Community Bancorp, which report appears in this Annual Report on Form 10-K of First Northern Community Bancorp for the year ended December 31, 2015 and expresses an unqualified opinion.

/s/ MOSS ADAMS LLP

Sacramento, California
March 10, 2016